UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2010 (November 23, 2010)

SCI Engineered Materials, Inc.
 (Exact Name of Registrant as specified in its charter)

Ohio	0-31641	31-1210318
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification
incorporation or		Number)
organization)

2839 Charter Street
Columbus, Ohio 43228
 (614) 486-0261
 (Address, including zip code, and telephone number
including area code of Registrant's
principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item       1.01.  Entry into a Material Definitive Agreement.

The disclosure contained in "Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" of this Current Report on Form 8-K is incorporated in this Item 1.01 by reference.

Item       2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2010, SCI Engineered Materials, Inc. (the “Company”) announced it received final approval for two seven-year loans from agencies of the State of Ohio totaling approximately $2.1 million to further the Company’s growth in the solar market.  The two loans are linked and include a $0.7 million 166 Direct Loan from the Ohio Department of Development (“ODOD”) and a $1.4 million Ohio Air Quality Development Authority (“OAQDA”) 166 Direct Loan as part of the Advanced Energy Job Stimulus.  Each of the Company’s loan applications was independently reviewed as part of the approval process.  The interest rate for each loan is 3%.  ODOD also recommended that the Ohio Tax Credit Authority approve a tax credit equal to 45 percent of employee income tax withholdings resulting from the project for five years.   This credit has an estimated value of $86,000 during the entire term.  ODOD also is prepared to offer funding from the Rapid Outreach Grant for up to $25,000 for costs associated with the acquisition and installation of machinery and equipment.

The Company will also contribute approximately $0.9 million in equity during the 20-month project to achieve its $3.0 million of forecasted capital requirements for the manufacturing expansion of transparent conductive oxide products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: November 29, 2010	By:	/s/ Daniel Rooney
Daniel Rooney
Chairman of the Board, President and Chief Executive Officer